Exhibit 99.1

N E W S B U L L E T I N	RE:	Headwaters Incorporated
FROM:		10701 S. River Front Parkway, Suite 300
South Jordan, UT 84095
Phone: (801) 984-9400
NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	ANALYST CONTACT:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Financial Profiles
(801) 984-9400	(310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES

FOURTH QUARTER AND FISCAL 2016 RESULTS

•                  FY 2016 Revenue Increased 9% to $975 Million

•                  FY 2016 Income From Continuing Operations Before Income Taxes Increased 92% to $72 Million

•                  FY 2016 Adjusted EBITDA Increased 14% to $190 Million

SOUTH JORDAN, UTAH, NOVEMBER 1, 2016 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its fourth quarter and fiscal year ended September 30, 2016.

Fourth Quarter 2016 Highlights

•                  Revenue increased 7% to $291.6 million

•                  Income from continuing operations before income taxes of $25.2 million and Adjusted EBITDA of $66.3 million

•                  Building products Adjusted EBITDA margin of 21.5%

•                  Construction materials Adjusted EBITDA margin of 28.5%

•                  Completed the acquisition of Krestmark Industries, LP, a leading manufacturer of vinyl windows in South Central U.S.

•                  Redeemed the remaining balance of our unsecured 7¼% senior debt

CEO Commentary

“We are pleased with our fiscal year performance, increasing Adjusted EBITDA by over 14%, and finishing well into our guidance range,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “In addition, our fiscal year Adjusted EBITDA margin expanded by 100 basis points to 19.5%, exceeding our 2006 peak by 160 basis points.  Anticipating both top line growth and further margin expansion in 2017, we expect Adjusted EBITDA growth to be between 24% and 32%, resulting in 2017 guidance in the range of $235 million to $250 million.

“The newly acquired Krestmark windows product group represents approximately half of our total projected growth in 2017 and requires only a modest expansion of its existing operations to reach its 2017 objectives.  Accordingly, the full year effect of the revenue and Adjusted EBITDA contribution from Krestmark significantly reduces the risk related to Headwaters’ projected 2017 growth.  In addition, we believe the incremental windows Adjusted EBITDA should lead to overall consolidated margin expansion.

“We anticipate a range of mid-single to double digit top-line growth in our legacy product groups, primarily through sales of increased volumes of fly ash and building products.  Combined with our continuous improvement efficiency gains, our top-line growth should drive overall Adjusted EBITDA margin expansion in 2017.”

Fourth Quarter Summary

Headwaters’ fourth quarter 2016 consolidated revenue increased by 7% to $291.6 million from $272.7 million for the fourth quarter of 2015. Gross profit was $85.5 million, including $7.2 million in non-routine costs, compared to $90.3 million in 2015, and operating income was $37.6 million, including $9.4 million in non-routine costs, compared to $41.4 million in 2015. The non-routine costs included in gross profit and operating income were due primarily to acquisition-related costs, including the consolidation of acquired businesses, and business line adjustments.  The integration of our 2016 acquisitions is nearly complete, and in 2017 we do not anticipate further material acquisition or integration related costs. Adjusted EBITDA increased by $7.4 million to $66.3 million, or 13% over 2015.

Income from continuing operations was $16.6 million, or $0.21 per diluted share, for the fourth quarter of 2016, compared to $126.9 million, or $1.68 per diluted share, for the fourth quarter of 2015, with the decrease primarily due to a normalized income tax expense in 2016 and the release of deferred tax asset valuation allowances in the fourth quarter of fiscal 2015. Fourth quarter adjusted income from continuing operations was $28.7 million, or $0.38 per diluted share in 2016, compared to $24.6 million, or $0.33 per diluted share in 2015, representing increases of approximately 15% year-over-year. Discontinued operations were immaterial in both 2015 and 2016.

Year Ended September 30, 2016

Our total revenue for the year ended September 30, 2016 was $974.8 million, up 9% from $895.3 million for 2015. Gross profit increased 7%, from $269.9 million in 2015 to $288.2 million in 2016. Operating income of $102.1 million in 2015 improved by 8%, to $110.7 million in 2016. Income from continuing operations was $49.6 million, or $0.64 per diluted share, for 2016, compared to $132.1 million, or $1.74 per diluted share, for 2015, with the decrease primarily due to a normalized income tax expense in 2016 compared to a significant income tax benefit in 2015 due to the release of deferred tax asset valuation allowances.

Net interest expense decreased from $64.2 million in 2015 to $42.4 million in 2016. Net interest expense included approximately $24.8 million of incremental interest expense related to early debt repayments in 2015, and approximately $10.1 million of non-routine expense related to early debt repayments and other debt transactions in 2016. Other income in 2016 includes gains on certain assets acquired in 2016 transactions. Discontinued operations were immaterial in both 2015 and 2016.

Adjusted EBITDA increased by $24.0 million or 14%, from $165.6 million to $189.6 million for the year ended September 30, 2016 as compared to 2015, and Adjusted EPS increased by 38%, from $0.72 in 2015 to $0.99 in 2016.

Year End Business Segment Highlights

Business Segment	2016 Revenue	2016 Adjusted EBITDA	2016 Adjusted EBITDA Margin	2015 Adjusted EBITDA Margin
Building Products	$594.3 million	$119.4 million	20.1%	19.5%
Construction Materials	$370.4 million	$92.4 million	24.9%	22.8%

Business Segment	2016 Operating Income	2015 Operating Income	2016 Operating Income Margin	2015 Operating Income Margin
Building Products	$65.4 million	$64.4 million	11.0%	12.3%
Construction Materials	$76.1 million	$65.0 million	20.5%	18.5%

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing, and channel distribution. The segment markets a wide variety of niche building products, including siding accessories, manufactured architectural stone, concrete block, specialty roofing products, and windows.

Building products revenue increased 12%, from $151.9 million in the fourth quarter of 2015 to $170.6 million in the fourth quarter of 2016. Gross profit was $44.4 million, including $7.2 million in non-routine costs, compared to $49.2 million in 2015, and operating income was $14.9 million, including $8.9 million in non-routine costs, compared to $25.0 million in 2015. Adjusted EBITDA in the fourth quarter of 2016 increased 4% from $35.1 million in 2015 to $36.6 million.

In August 2016, we acquired the assets of Krestmark Industries, headquartered in Dallas, Texas. We believe Krestmark fits well into Headwaters’ strategy of increasing sales to core customers, having a strong focus on customer service, and niche positioning that results in high margins relative to peers. Krestmark has established a track record of robust growth through existing and new customers.  Its organic compounded annual growth rate for revenue over the past eight years was greater than 15%.  We anticipate strong revenue growth for Krestmark in 2017, meeting or exceeding $125 million in revenue.  It is anticipated that Krestmark’s margins will be accretive to Headwaters’ 19.5% Adjusted EBITDA margins.

Our siding accessories product group experienced nearly 20% Adjusted EBITDA growth in 2016, realizing market gains and end product strength in repair and remodel.  Roofing was impacted by the consolidation of three stone coated metal manufacturing sites into one, and resulting integration inefficiencies.  As we near completion of the integration project, we anticipate greater than 30% improvement in efficiency and capacity, which we believe may result in more than 500 basis point operating margin expansion in 2017.  We also continue to move forward with our composite and concrete tile roofing product integrations. Beginning in the December 2016 quarter we will combine the block group with our construction materials segment, reducing 2017 building products segment revenue by approximately $125 million, but the reduction will be offset by the increase in building products segment revenue from Krestmark.

Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Fourth quarter 2016 revenue increased by 3% to $114.9 million, compared to $111.5 million in 2015. The increase in revenue is primarily attributable to the acquisition of SynMat and a continued favorable pricing environment. Including services provided by SynMat, service revenue represented approximately 21% of total segment revenue for the fourth quarter of 2016 compared to 18% for the same period in fiscal 2015. Service revenue was 21% for all of fiscal 2015 and 22% for all of fiscal 2016.

Commencing in the December 2016 quarter, our construction materials segment will include our block product group, to reflect a change in management and operations.  We have begun to integrate certain operations of our fly ash and block product group, which should result in up to $1 million in annual cost savings.  The primary overlap between the two product groups is in transportation related activities and the cost savings will be generated from repair and maintenance, back hauling product, etc. In addition, we are initiating fly ash storage at our block production sites to facilitate substitution of fly ash for portland cement and other raw material substitutions.

In 2017, we forecast between 200,000 and 300,000 tons of net new fly ash sources from new contracts.  We have executed one of the two new contracts that we had identified, and continue to believe that this range is reasonable.

We forecast 150,000 to 250,000 tons of new fly ash from storage and reclamation.  Construction on our first storage project for 2017 has commenced and should be completed during the winter season to provide 2017 storage.  A second storage site has been identified.  Our first fly ash reclamation site is in the detailed engineering phase, and we should commence installation of reclamation equipment during the winter. Located on as many as 1,000 sites, the American Coal Ash Association has estimated that there is a billion tons of disposed CCPs nationwide. Of course, not all of the disposed CCPs can be recovered and used productively.  We are looking at sites that may have in total more than 20 million tons of potentially usable ash. The long term impact of fly ash reclamation should be to reduce our dependence upon currently produced fly ash, and provide a reliable source of future supply.

We forecast between 100,000 and 200,000 tons of additional supply resulting from enhanced utilization.  As the value of fly ash increases, it is economically feasible to use  technology to enhance quality and increase utilization.  We have identified eight sites for 2017 that will benefit from the application of our RestoreAir® technology.  Further, we are investigating high value applications of bottom ash and other ash products throughout the United States.

Based on the progress we made in the fourth quarter of 2016, and the beginning of 2017, we reaffirm our forecast of fly ash volumes in the range of 6.1 to 6.5 million tons for 2017, a 14% to 22% increase over 2016.

Gross profit increased by 3% to $37.5 million in 2016, compared to $36.5 million in 2015, and gross margin for both periods was approximately 32.7%. Operating income increased $4.1 million, or 16%, from $24.9 million in 2015 to $29.0 million in 2016, with a 290 basis point increase in operating margin. Adjusted EBITDA increased $3.8 million from $28.9 million in 2015 to $32.7 million in 2016, or 13% and the Adjusted EBITDA margin was 28.5% in 2016, up from 25.9% in 2015.

Outlook

“Projected 2017 Adjusted EBITDA growth of between 24% to 32% provides us with an opportunity to increase free cash flow,” said Don P. Newman, Headwaters’ Chief Financial Officer. “We expect strong conversion of Adjusted EBITDA to free cash flow in 2017, as we effectively manage capital investments and working capital levels, and benefit from low cash taxes. We anticipate generating free cash flow of between $130 and $145 million at the midpoint of our fiscal 2017 Adjusted EBITDA guidance range, representing a cash conversion rate of between 54% and 60%.

“We closed fiscal 2016 with a net debt to Adjusted EBITDA ratio of 3.1 times on a pro forma basis, and we expect our net debt ratio to be in the range of 2.5 times by the end of fiscal 2017.  We plan to reduce our gross debt by approximately $100 million in 2017.”

Financial Supplement Attached

Headwaters’ condensed consolidated statements of income for the quarters and years ended September 30, 2015 and 2016 and balance sheets as of September 30, 2015 and 2016, all presented in accordance with generally accepted accounting principles (GAAP), are attached to this press release in the financial supplement. In addition, Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are also included in the financial supplement, following the condensed GAAP financial statements.

Headwaters defines Adjusted EBITDA as income from continuing operations plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as presented in the table in the financial supplement. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, as presented in the table in the financial supplement.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with GAAP. Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Accordingly, they are not presented as alternative measures of liquidity. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 8, 2016, by dialing 877-344-7529 or 412-317-0088 and entering the passcode 10095629.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its construction materials and building products businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, and other construction materials, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of  coal combustion products, construction materials,  building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2016	2015	2016
Revenue:
Building products	$151,873	$170,599	$523,643	$594,281
Construction materials	111,461	114,945	352,263	370,439
Energy technology	9,383	6,047	19,427	10,087
Total revenue	272,717	291,591	895,333	974,807
Cost of revenue:
Building products	102,689	126,168	367,163	423,910
Construction materials	74,978	77,419	249,077	258,478
Energy technology	4,749	2,482	9,202	4,218
Total cost of revenue	182,416	206,069	625,442	686,606
Gross profit	90,301	85,522	269,891	288,201
Operating expenses:
Selling, general and administrative	44,337	41,726	149,623	156,898
Amortization	4,558	6,183	18,161	20,593
Total operating expenses	48,895	47,909	167,784	177,491
Operating income	41,406	37,613	102,107	110,710
Net interest expense	(8,219)	(16,881)	(64,219)	(42,424)
Other income (expense), net	(38)	4,437	(218)	4,149
Income from continuing operations before income taxes	33,149	25,169	37,670	72,435
Income tax benefit (provision)	93,698	(8,566)	94,458	(22,756)
Income from continuing operations	126,847	16,603	132,128	49,679
Income (loss) from discontinued operations, net of income taxes	(73)	270	(460)	84
Net income	126,774	16,873	131,668	49,763
Net income attributable to non-controlling interest	(174)	(819)	(869)	(1,667)
Net income attributable to Headwaters Incorporated	$126,600	$16,054	$130,799	$48,096

Basic income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$1.72	$0.21	$1.79	$0.65
From discontinued operations	0.00	0.00	(0.01)	0.00
	$1.72	$0.21	$1.78	$0.65
Diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$1.68	$0.21	$1.74	$0.64
From discontinued operations	0.00	0.00	(0.01)	0.00
	$1.68	$0.21	$1.73	$0.64
Weighted average shares outstanding:
Basic	73,618	73,911	73,570	73,842
Diluted	75,310	75,498	75,602	75,415

Operating income (loss) by segment:
Building products	$24,953	$14,857	$64,418	$65,365
Construction materials	24,894	28,986	64,984	76,099
Energy technology	1,862	1,476	731	(2,514)
Corporate	(10,303)	(7,706)	(28,026)	(28,240)
Total	$41,406	$37,613	$102,107	$110,710

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2015	2016
Assets:
Current assets:
Cash and cash equivalents	$142,597	$65,298
Trade receivables, net	134,384	152,084
Inventories	55,074	72,668
Other	12,156	14,704
Total current assets	344,211	304,754
Property, plant and equipment, net	185,718	206,792
Goodwill	178,199	290,503
Intangible assets, net	143,718	319,162
Deferred income taxes	92,852	68,059
Other assets	34,321	49,173
Total assets	$979,019	$1,238,443

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$25,306	$30,211
Accrued liabilities	104,325	109,151
Current portion of long-term debt	4,250	7,785
Total current liabilities	133,881	147,147
Long-term debt, net	558,080	746,716
Other long-term liabilities	36,776	41,230
Total liabilities	728,737	935,093
Redeemable non-controlling interest in consolidated subsidiary	12,431	13,363

Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	728,667	733,117
Retained earnings (accumulated deficit)	(489,889)	(441,793)
Treasury stock	(1,001)	(1,411)
Total stockholders’ equity	237,851	289,987
Total liabilities and stockholders’ equity	$979,019	$1,238,443

HEADWATERS INCORPORATED

Reconciliations of Non-GAAP Financial Measures (Unaudited)

(in millions, except per-share amounts)

Reconciliation of Income from Continuing Operations to	Quarter Ended September 30,		Year Ended September 30,
Adjusted EDITDA	2015	2016	2015	2016
Income from continuing operations (GAAP)	$126.9	$16.6	$132.1	$49.6
Non-controlling interest of subsidiary	(0.2)	(0.8)	(0.9)	(1.7)
Net interest expense	8.2	16.9	64.2	42.5
Income taxes	(93.7)	8.6	(94.5)	22.8
Depreciation, amortization, and equity-based compensation	14.8	20.1	56.2	65.1
Non-routine customer and business acquisition-related costs and adjustments	0.6	(0.6)	1.8	1.3
Consolidation of acquired businesses	—	3.3	—	7.8
Asset impairments, write-offs and other non-routine items	—	2.2	0.6	2.2
Cash-based compensation tied to stock price	2.3	—	6.1	—
Adjusted EBITDA	$58.9	$66.3	$165.6	$189.6

Segment Adjusted EBITDA
Building Products	$35.1	$36.6	$101.9	$119.4
Construction materials	28.9	32.7	80.5	92.4
Energy technology	2.2	1.8	2.2	(1.1)
Corporate	(9.6)	(4.8)	(25.1)	(21.1)
Cash-based compensation tied to stock price	2.3	—	6.1	—
Adjusted EBITDA	$58.9	$66.3	$165.6	$189.6

	Twelve Months Ended
TTM Adjusted EBITDA Reconciliation	9/30/2014	9/30/2015	9/30/2016
Income from continuing operations (GAAP)	$16.5	$132.1	$49.6
Non-controlling interest of subsidiary	(0.8)	(0.9)	(1.7)
Net interest expense	46.3	64.2	42.5
Income taxes	3.6	(94.5)	22.8
Depreciation, amortization, and equity-based compensation	56.9	56.2	65.1
Non-routine customer and business acquisition-related costs and adjustments	6.1	1.8	1.3
Consolidation of acquired businesses	—	—	7.8
Asset impairments, write-offs and other non-routine items	3.1	0.6	2.2
Cash-based compensation tied to stock price	6.1	6.1	—
TTM Adjusted EBITDA	$137.8	$165.6	$189.6

Segment TTM Adjusted EBITDA
Building Products	$88.1	$101.9	$119.4
Construction materials	66.8	80.5	92.4
Energy technology	(2.0)	2.2	(1.1)
Corporate	(21.2)	(25.1)	(21.1)
Cash-based compensation tied to stock price	6.1	6.1	—
TTM Adjusted EBITDA	$137.8	$165.6	$189.6

Reconciliation of Diluted EPS from Continuing Operations to	Quarter Ended September 30,		Year Ended September 30,
Adjusted EPS	2015	2016	2015	2016
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP - income from continuing operations attributable to Headwaters Incorporated	$126.7	$15.8	$131.2	$47.9
Adjustments to numerator:
To reflect income taxes in the 2015 periods at a normalized rate (see Note to table below)	(106.6)	—	(107.9)	—
Amortization expense related to acquired intangible assets	4.5	6.1	17.9	20.3
Non-routine customer and business acquisition-related costs and adjustments	0.6	(0.6)	1.8	1.3
Consolidation of acquired businesses	—	3.3	—	7.8
Asset impairments, write-offs and other non-routine items, including accelerated depreciation	—	3.7	0.6	3.7
Non-routine interest expense related to early debt repayments, repricings, new debt issuances	—	8.7	24.8	10.1
Cash-based compensation tied to stock price	2.3	—	6.1	—
Income tax effect of above pretax adjustments	(2.9)	(8.3)	(19.9)	(16.8)
Total adjustments to income from continuing operations, net of income tax effect	(102.1)	12.9	(76.6)	26.4
Numerator for adjusted diluted earnings per share from continuing operations	$24.6	$28.7	$54.6	$74.3

Reported denominator for diluted earnings per share in accordance with GAAP and for adjusted earnings per share	75.3	75.5	75.6	75.4

Reported diluted income per share from continuing operations (GAAP)	$1.68	$0.21	$1.74	$0.64
Effect of adjustments on diluted income per share calculation	(1.35)	0.17	(1.02)	0.35
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.33	$0.38	$0.72	$0.99

Note to table:  In the September 2015 quarter, we reversed most of the valuation allowance on our deferred tax assets, while in 2016 our income taxes reflect a normalized rate. Accordingly, in order for the 2015 Adjusted EPS to be comparable to 2016, we have included an adjustment to reflect income taxes at a normalized rate of 39%, for both the 2015 period GAAP earnings and the income tax effect of the adjustments shown in the table. This is consistent with the calculation of income taxes for the 2016 periods.